For Immediate Release

Contact:	Frederick L. Hickman, President and CEO
(570) 344-6113

North Penn Bancorp, Inc. Announces Earnings for 2008 and
Restatement of Quarterly Reports

March 12, 2009, Scranton, Pennsylvania – North Penn Bancorp, Inc. (OTC Bulletin Board -NPBP), holding company for North Penn Bank, announced today that it expects to report that net income for the year ended December 31, 2008 was $354,000, or $0.23 per share (basic and diluted), compared to $301,000, or $0.20 per share (basic and diluted) for the year ended December 31, 2007.  Net income for 2008 was adversely affected by a pre-tax charge of $475,000 due to accounting errors and unresolved reconciliations discovered in the course of the audit of the Company’s financial statements.

In the course of preparing the financial statements for the year ended December 31, 2008, the Company determined that detail listings of residential loans sold and commercial participations sold did not reconcile to corresponding general ledger accounts at December 31, 2008.  Upon performing further procedures, the Company found that the cause of the misstatements was intentionally incorrect accounting entries and reconciliations posted by a former officer of the Company beginning in early 2008.  The Company believes that the incorrect entries were made to disguise the fact that the Bank’s primary correspondent bank account had not been properly reconciled.

As a result of the discovery of these errors, the Company will restate its financial statements for the quarters ended March 31, June 30, and September 30, 2008.  On March 6, 2009, management and the Audit Committee of the Board of Directors concluded that the previously issued financial statements included in its quarterly reports for the quarters ended March 31, June 30, and September 30, 2008 should no longer be relied upon because of the pending restatement.

For 2008, net interest income increased $788,000, or 21.9%, primarily as a result of improvement in the net interest margin driven by a lower cost of funds.  The Company achieved loan portfolio growth of 9.8% over the year, which was funded by an 18.5% increase in deposit accounts.  The provision for loan losses was $31,000 in 2008 compared to $86,000 in the prior year.  Non-performing assets totaled $1.1 million, or .79% of total assets, at December 31, 2008.  Other income declined $134,000 from the prior year.  The Company had gains on the sale of securities and loans totaling $131,000 in 2007 compared with $3,000 in 2008.  Other expense, excluding the impact of the $475,000 charge for accounting errors, increased only $120,000, or 3.3%, over the prior year.

“Despite the challenging economic environment, the Company had a solid year,” said Fred Hickman, President and CEO.  “We did not suffer significant write-downs on our investment portfolio, as many other banks did, nor did we experience a large number of defaulted loans.  Of course I am greatly disappointed that our strong performance was marred by the charge to earnings to correct the erroneous accounting entries made by a former officer.  We are putting into place improved controls which should prevent this sort of thing from happening again.”

Effective March 20, 2009, Charles E. Burnett will resign as the principal financial and accounting officer of the Company and the Bank.  Fred Hickman will serve as the interim principal financial and accounting officer of the Company and North Penn Bank until a permanent replacement is selected.  Mr. Burnett’s decision to resign was based on his desire to pursue another employment opportunity and he was in no manner connected with the accounting entries and reconciliations noted above.

North Penn Bank is headquartered in Scranton, Pennsylvania and operates through five banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania.

This press release contains certain forward-looking statements.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,”  “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.

SELECTED FINANCIAL CONDITION DATA

	December 31,	December 31,
	2008	2007
	(Dollars in thousands)

Total assets	$138,990	$122,532
Investment securities	20,293	13,366
Loans, net	106,790	97,247
Deposits	99,152	83,683
Borrowings	19,748	17,879
Stockholder’s equity	19,298	20,184

SELECTED OPERATING DATA

	2008	2007
	(Dollars in thousands)

Interest income	$7,691	$7,452
Interest expense	3,311	3,860
Net interest income	4,380	3,592
Provision for loan losses	31	86
Net interest income after provision for loan losses	4,349	3,506
Noninterest income	339	473
Noninterest expense	3,706	3,586
Loss due to accounting errors	475	--
Income before taxes	507	393
Provision for income taxes	153	92
Net income	$354	$301

Earnings per share basic	$0.23	$0.20
Earnings per share diluted	0.23	0.20

Weighted average shares outstanding – basic	1,518,560	1,468,869
Weighted average shares outstanding – diluted	1,518,661	1,469,698